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                                                                       EXHIBIT 2

                                        AGREEMENT AND PLAN OF REORGANIZATION
                              dated as of May 23, 1994, among LOTUS DEVELOPMENT CORPORATION, a Delaware corporation ("Lotus"), LDC VIII ACQUISITION CORPORATION, a Delaware corporation and wholly-owned subsidiary of Lotus ("Sub"), IRIS ASSOCIATES, INC., a Delaware corporation ("Iris"), and certain stockholders of Iris (collectively, the "Stockholders").

          The respective Boards of Directors of Iris, Lotus and Sub have duly adopted and approved this Agreement and Plan of Reorganization (the "Agreement"), the Agreement of Merger (the "Merger Agreement") between Sub and Iris in substantially the form of Exhibit A attached to this Agreement and the business combination between Lotus and Iris to be effected by the merger (the "Merger") of Iris with and into Sub, pursuant to the terms and subject to the conditions of this Agreement, the Merger Agreement and the General Corporation Law of the State of Delaware (the "Delaware Statute"), whereby each issued and outstanding share of Common Stock, $.01 par value (the "Iris Common Stock"), of Iris will be converted into the right to receive Common Stock, $.01 par value (the "Lotus Common Stock"), of Lotus in accordance with Article II of this Agreement and the Merger Agreement.

          NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Merger Agreement and of the representations, warranties, agreements and conditions contained in this Agreement and in the Merger Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

   1.1 THE MERGER. In accordance with and subject to the provisions of this Agreement, the Merger Agreement and the Delaware Statute, Iris shall be merged with and into Sub, which, at and after the Effective Time, shall be and is herein sometimes referred to as the "Surviving Corporation". Sub and Iris are herein sometimes collectively referred to as the "Constituent Corporations".
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   1.2  EFFECTIVE TIME OF THE MERGER.  The Merger shall become effective upon the filing by the Constituent Corporations with the Secretary of State of the State of Delaware of a Certificate of Merger, which shall be executed and delivered in the manner provided under Section 251 of the Delaware Statute. The date and time when the Merger shall become effective as aforesaid is herein called the "Effective Time".

   1.3  EFFECT OF MERGER.

        (a) At the Effective Time, the separate existence of Iris shall cease and Iris shall be merged with and into the Surviving Corporation, and the Surviving Corporation shall possess all of the rights, privileges, powers and franchises as well of a public as of a private nature, and being subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

        (b) At the Effective Time, all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware in either of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Delaware Statute; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

   1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION. At the Effective Time, (i) the certificate of incorporation of Sub shall become the certificate of incorporation of the Surviving Corporation until altered, amended or repealed as provided in the Delaware Statute, (ii) the by-laws of Sub shall become the by-laws of the Surviving Corporation until altered, amended or repealed as provided in the Delaware Statute or in the certificate of incorporation or by-laws of the Surviving Corporation, (iii) the directors of Sub shall become the directors of the Surviving Corporation and (iv) the officers of Sub shall become the officers of the Surviving Corporation.

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   1.5  TAKING OF NECESSARY ACTION.  Prior to the Effective Time, the parties shall take, or cause to be taken (as the case may be), all such reasonable actions as may be necessary or appropriate in order to effectuate the Merger, as expeditiously as reasonably practicable.

   1.6  TAX-FREE REORGANIZATION; POOLING OF INTERESTS.

        (a) The Merger is intended to be a reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(D) of the Code and to be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board. The Lotus Common Stock issued pursuant to the Merger will be issued solely in exchange for Iris Common Stock, and no agreement herein or contemplated hereby represents, provides for or is intended to be consideration for the Iris Common Stock except for cash paid in lieu of fractional shares of Lotus Common Stock. Except for cash paid in lieu of fractional shares of Lotus Common Stock, no consideration that could constitute "other property" within the meaning of Section 356(b) of the Code is being transferred by Lotus for the Iris Common Stock pursuant to the Merger. The parties shall not take a position on any tax return inconsistent with this Section 1.6. Except with respect to an indemnification obligation under Article VII hereof arising as a result of the inaccuracy of the representations and warranties, or failure to perform the covenants, set forth in Sections 1.6(b) or (c), no party hereto shall be liable to any other party for the failure of the business combination to be effected by the Merger to be treated as a tax free reorganization under Section 368(a)(1)(A) of the Code or as a pooling-of-interests pursuant to Opinion No. 16 of the Accounting Principles Board.

        (b) Neither Iris nor any of the Stockholders shall take any action inconsistent with the Continuity of Interest Agreements attached hereto as Exhibit F-2 or breach their respective obligations under Section 4.7 hereof. The Stockholders hereby represent and warrant that the representations and warranties set forth in such Continuity of Interest Agreement, when executed and delivered at the Closing, will be true and correct.

        (c) Lotus shall not take any action inconsistent with the representations and warranties set forth in Section 3.3(m) hereof.

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                                  ARTICLE II


               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

   2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, pursuant to the terms and subject to the conditions of this Agreement and the Merger Agreement, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of the capital stock of the Constituent
Corporations:

        (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the common stock, $.01 par value, of Sub shall continue to be outstanding and held of record by Lotus.

        (b) CANCELLATION OF CERTAIN SHARES OF IRIS COMMON STOCK. Each share of Iris Common Stock that is owned by Iris as treasury stock and each share of Iris Common Stock that is owned by Lotus, Sub or any other Subsidiary of Lotus or Iris shall be cancelled and no capital stock of Lotus or other consideration shall be delivered in exchange therefor. As used in this Agreement, a "Subsidiary" of any corporation means another corporation an amount of whose voting securities sufficient to elect at least a majority of its Board of Directors is owned directly or indirectly by such corporation.

        (c) EXCHANGE RATIO FOR IRIS COMMON STOCK. Subject to Section 2.2, each share of Iris Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive 5.4591 shares of Lotus Common Stock (which is the quotient (rounded to the fourth decimal place) obtained by dividing (x) $322.0859 (being the quotient obtained by dividing $84,000,000 by 260,800
outstanding shares of Iris Common Stock) by (y) $59.   In addition, each whole
share of Lotus Common Stock issued in the Merger shall entitle the holder to a right (the "Lotus Right") to purchase Series A Junior Participating Preferred Stock, par value $1.00 (the "Lotus Series A Preferred"), of Lotus pursuant to, and in accordance with the terms of, the Rights Agreement dated as of November 7, 1988, between Lotus and the First National Bank of Boston, as Rights Agent, as amended by the Amendment dated as of April 5, 1990 thereto (such agreement, as so amended, the "Lotus Rights Agreement"). Prior to the Distribution Date (as defined in the Lotus Rights Agreement), all references in this Agreement to the Lotus Common Stock to be received in the Merger shall be deemed to include the Lotus Rights.

   2.2  EXCHANGE OF CERTIFICATES; ESCROW DEPOSIT.

        (a) At the Effective Time, Lotus or its agent shall deliver to each Stockholder duly executed certificates,

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registered in the name of such Stockholder, representing in the aggregate that number of shares of Lotus Common Stock as shall be required to be delivered to such Stockholder pursuant to Section 2.1(c) against receipt of a certificate or certificates representing all shares of Iris Common Stock held by such Stockholder at the Effective Time (together with duly executed stock powers or other instruments of assignment reasonably requested by Lotus).

        (b) Simultaneously with their receipt of such certificates, the Stockholders shall deposit (on a pro rata basis) with the Escrow Agent under the Escrow Agreement certificates representing an aggregate of 127,119 shares (the "Escrow Shares") of Lotus Common Stock (which is equal to the quotient (rounded to the nearest whole share) obtained by dividing (x) $7,500,000 by (y) $59), such shares to be held in escrow in accordance with the terms of the Escrow Agreement.

   2.3 NO ISSUANCE OF FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Lotus Common Stock shall be issued upon the surrender of Iris Common Stock, but in lieu thereof Lotus will pay to each Stockholder in cash at the Effective Time (or as soon as practicable thereafter) an amount equal to the Fair Market Value Per Share of Lotus Common Stock multiplied by the fraction of a share of Lotus Common Stock which such Stockholder otherwise would have been entitled to receive.

   2.4 AUTHORIZATION OF THE MERGER, THIS AGREEMENT AND THE MERGER AGREEMENT. By execution and delivery of this Agreement, Lotus, as the sole stockholder of Sub, and each of the Stockholders hereby authorize, approve and adopt (a) the Merger, (b) this Agreement and (c) the Merger Agreement, and Lotus and the Stockholders shall execute written consents to that effect simultaneously with the execution and delivery of this Agreement.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES


   3.1 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder individually represents and warrants to Lotus and Sub as follows:

        (a) TITLE TO IRIS COMMON STOCK. Such Stockholder is the beneficial and record owner of, and has good and marketable title to, the shares of Iris Common Stock indicated as being owned by him in the letter dated the date hereof delivered by Iris and the Stockholders to Lotus and Sub in connection with the execution and delivery of this Agreement (the "Iris Disclosure Letter"), with full power and authority to vote such

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shares and transfer and otherwise dispose of such shares, free and clear of security interests, judgments, liens, pledges, claims, charges, escrows, encumbrances, options, warrants, rights of first refusal, rights of first offer, mortgages, indentures, security agreements, or other similar arrangements (collectively "Claims"). Except as set forth in the Iris Disclosure Letter or as contemplated by this Agreement, there are no agreements or understandings between such Stockholder and any other Stockholder or any other person with respect to the voting, sale or other disposition of Iris Common Stock or any other matter relating to such Iris Common Stock. There is no dispute between such Stockholder and the other stockholders of Iris relating to such Stockholder's respective ownership percentage of Iris Common Stock.

        (b) AUTHORITY - GENERAL. Such Stockholder has full and absolute power and authority to enter into and perform such Stockholder's obligations under this Agreement and the Escrow Agreement, and this Agreement and the Escrow Agreement are valid and binding obligations of such Stockholder, enforceable in accordance with their respective terms. Neither the execution, delivery and performance of this Agreement nor the Escrow Agreement nor the consummation of the transactions contemplated hereby or thereby, nor compliance by such Stockholder with any of the provisions hereof or thereof, will (i) conflict with or result in a breach or default (or give rise to any right of termination, cancellation or acceleration), with or without notice or lapse of time, under any term of any instrument or agreement to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties may be bound or (ii) violate any law, statute, rule, regulation or order, writ, injunction or decree of any court, administrative agency or governmental body applicable to such Stockholder or any of such Stockholder's properties, except for such conflicts, breaches, defaults or violations which would not prevent the consummation of the transactions contemplated by this Agreement or the Escrow Agreement, result in a Claim on or against any Iris Common Stock or shares of common stock of the Surviving Corporation or any assets, rights or property of Iris, give rise to any Claim against Iris, Lotus or any Subsidiary of Lotus or have any material adverse effect on the business or assets of Iris. Except as contemplated by this Agreement, no permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by such Stockholder of this Agreement or the Escrow Agreement, or the consummation by such Stockholder of the transactions contemplated hereby or thereby except, with respect to Ray Ozzie, the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

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

        (c) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Iris or such Stockholder for inclusion or incorporation by reference in the S-3 will, at the time the S-3 is filed with the Securities and Exchange Commission (the "SEC") and at the time the S-3 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (d) INVESTMENT. Such Stockholder (i) is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act, (ii) understands that the issuance of the Lotus Common Stock to be received by him pursuant to the Merger has not been registered under the Securities Act and that such shares may not be resold by him unless pursuant to the S-3 or unless an exemption from the registration requirements of the Securities Act is available with respect to such resale, (iii) is acquiring the Lotus Common Stock to be received by him pursuant to the Merger for his own account and not with a view toward the sale or distribution thereof except pursuant to the S-3, (iv) acknowledges that he has had access to the type of information concerning Lotus and Sub which would be set forth in a registration statement under the Securities Act and such publicly available information about Lotus, as is sufficient to enable such Stockholder to evaluate his investment in the Lotus Common Stock to be received by him in the Merger, (v) acknowledges that he has been afforded the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of Lotus with respect to the terms and conditions of the Merger and the merits and risks of investing in the Lotus Common Stock to be received by him in the Merger and (vi) acknowledges that he is experienced in business and financial matters generally, is capable of evaluating the risks of investment in Lotus Common Stock and is able to bear complete loss of such investment.

   3.2 REPRESENTATIONS AND WARRANTIES OF IRIS AND THE STOCKHOLDERS. Iris and each of the Stockholders, jointly and severally, represent and warrant to Lotus and Sub as follows:

        (a)  ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER OF IRIS.
Iris is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to enter into this Agreement and the Agreement of Merger, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Iris is duly qualified and in good standing to do business in all jurisdictions in which the failure to be so

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

qualified and in good standing to do business would have a material adverse effect on the business, assets or operations of Iris. The Iris Disclosure Letter sets forth a true and complete list of all jurisdictions in which Iris is qualified and in good standing to do business and all other jurisdictions in which Iris transacts business, including any jurisdiction in which Iris engages in the regular, systematic solicitation of orders, maintains any sales offices or sales staff or derives any material revenues. Iris has delivered to Lotus true and correct copies of its Certificate of Incorporation and By-laws each as in effect on the date hereof.

        (b) EQUITY INVESTMENTS. Iris has no Subsidiaries and does not own any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity.

        (c) CAPITAL STOCK; SECURITIES. The authorized capital stock of Iris consists of 500,000 shares of Iris Common Stock, of which 260,800 shares are validly issued and outstanding and, immediately prior to the Closing, will be held of record by the parties and in the amounts indicated in the Iris Disclosure Letter. All outstanding shares of Iris Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in the Iris Disclosure Letter, there are no options, warrants, rights, calls, commitments or agreements of any character to which Iris is a party or by which it is bound calling for the issuance of shares of capital stock of Iris or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, any such capital stock, or other arrangement to acquire, at any time or under any circumstance, capital stock of Iris or such other securities. Except as set forth in the Iris Disclosure Letter, there are no voting trusts, voting agreements, proxies or other agreements or instruments or understandings with respect to the voting of Iris Common Stock.

        (d) AUTHORITY. The execution, delivery and performance of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Iris, and this Agreement has been duly and validly executed and delivered by Iris and the Stockholders and is, and the Merger Agreement when validly executed and delivered by Iris will be, a valid and binding obligation of Iris and the Stockholders, as applicable, enforceable in accordance with their respective terms. Except as set forth in the Iris Disclosure Letter, neither the execution, delivery or performance of this Agreement or the Merger Agreement nor the consummation by Iris or the Stockholders, as applicable, of the transactions contemplated hereby or thereby nor compliance by Iris or the Stockholders, as applicable, with any provision hereof or thereof will (i) conflict with or result in a breach of any provision of the

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Certificate of Incorporation or By-laws of Iris, (ii) cause a default (or give rise to any right of termination, cancellation or acceleration), with or without notice or lapse of time, under any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license or other instrument, obligation or agreement to which Iris or any Stockholder is a party or by which they or any of their respective properties or assets may be bound or
(iii) violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree of any court, administrative agency or governmental body applicable to Iris of its properties or assets, except for such conflicts, breaches, defaults or violations as would not prevent the consummation of the transactions contemplated by this Agreement, except for such conflicts, breaches, defaults or violations which would not prevent the consummation of the transactions contemplated by this Agreement, result in a Claim on or against any Iris Common Stock or shares of common stock of the Surviving Corporation or any assets, rights or property of Iris, give rise to any Claim against Iris, Lotus or any Subsidiary of Lotus or have any material adverse effect on the business or assets of Iris. Except as set forth in the Iris Disclosure Letter, no permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery or performance by Iris of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby.

        (e) FINANCIAL INFORMATION. The Iris Disclosure Letter contains (i) the unaudited balance sheet of Iris at December 31, 1992 and December 31, 1993, and the related statements of income for the twelve-month periods then ended (including any notes thereto and other financial information included therein), in each case prepared by Iris (collectively, the "Historical Financial Statements") and (ii) the unaudited balance sheet of Iris as of April 30, 1994 (the "Balance Sheet"; and the date thereof being referred to herein as the "Balance Sheet Date"), and the related unaudited statement of income for the four-month period then ended (including any notes thereto and other financial information included therein), in each case prepared by Iris (collectively, the "Interim Financial Statements"). Except as set forth in the Iris Disclosure Letter, (A) the Interim Financial Statements and the Historical Financial Statements were prepared in accordance with the books and records of Iris and
(B) the Interim Financial Statements and, to the best knowledge of Iris and the Stockholders, the Historical Financial Statements are true and complete in all material respects and fairly present the financial position of Iris as of the dates, and the results of operations for the respective periods, indicated.

        (f) ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Iris Disclosure Letter, (i) Iris had no

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liability of any nature (matured or unmatured, fixed or contingent) which was not provided for or disclosed on the Balance Sheet (including, without limitation, any liability for any Taxes), (ii) all liability reserves established by Iris on the Balance Sheet were adequate to fully satisfy all reserved liabilities and (iii) there were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which were not adequately provided for or disclosed on the Balance Sheet.

        (g) ABSENCE OF CHANGES. Except as set forth in the Iris Disclosure Letter, since the Balance Sheet Date, Iris has been operated in the ordinary course and there has not been:

           (i) any material adverse change in the business or assets of Iris;

          (ii) any damage, destruction or loss (whether or not covered by insurance) in an aggregate amount exceeding $50,000 affecting any tangible asset or property of Iris;

         (iii) any material obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred, or any material transaction, contract or commitment entered into by Iris other than in the ordinary course of business;

          (iv) any payment, discharge or satisfaction of any material claim, lien, encumbrance, liability or obligation by Iris outside the ordinary course of business (whether absolute, accrued, contingent or otherwise and whether due or to become due);

           (v) any declaration, setting aside or payment of any dividend or other distribution of any assets of any kind whatsoever with respect to any shares of the capital stock of Iris, or any direct or indirect redemption, purchase or other acquisition of any such shares of capital stock.

          (vi) any labor trouble, problem or grievance materially adversely affecting Iris;

         (vii) any license, sale, transfer, pledge, mortgage or other disposition of any tangible or intangible asset of Iris, including, without limitation, any Requisite Right;

        (viii) any agreement of Iris to develop, modify, or enhance any computer software product for any party other than Lotus or any Subsidiary of Lotus;

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          (ix) any agreement or contract entered into by or on behalf of Iris which requires the delivery by Iris of a performance bond in connection therewith;

           (x) any amendment, termination or waiver of any rights of material value to Iris;

          (xi) any general increase in the compensation of employees of Iris other than in the ordinary course of business and consistent with past practice (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, deferred compensation arrangement or other plan or commitment) or any increase in compensation payable to any officer, employee, consultant or agent thereof, or the entering into of any employment contract with any officer or employee, or the making of any loan to, or the engagement in any transaction with, any officer of Iris;

         (xii) any change in the accounting methods or practices followed by Iris or any change in depreciation or amortization policies or rates theretofore adopted;

        (xiii) any termination of employment of any key employee of Iris or any expression of intention by any key employee of Iris to terminate such employment with Iris;

         (xiv) any capital expenditures or commitments therefor by Iris for additions to property, plant or equipment of Iris other than in the ordinary course of business;

          (xv) any agreement or commitment relating to the sale by Iris of any material fixed assets of Iris;

         (xvi) any other transaction relating to Iris other than in the ordinary course of business and consistent with past practice; or

        (xvii) any agreement or understanding, whether in writing or otherwise, for Iris to take any of the actions specified in items (i) through (xvi) above.

        (h) TITLE TO ASSETS, PROPERTIES, INTERESTS IN PROPERTIES AND RIGHTS AND RELATED MATTERS. Iris has good and marketable title to all of the personal property reflected on the Balance Sheet or acquired after the Balance Sheet Date (except inventory and other assets disposed of in the ordinary course of business since the Balance Sheet Date or accounts or notes receivable paid subsequent to the Balance Sheet Date) free and clear of all Claims of any kind or character, except for (i)

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those Claims set forth in the Iris Disclosure Letter and (ii) liens for current taxes not yet due and payable.

        (i)  TAX MATTERS.  Except as set forth in the Iris Disclosure Letter,
(i) Iris has paid all Taxes required to be paid by it prior to the date hereof and will pay, prior to the Closing, all Taxes required to be paid by it prior to the Closing; (ii) Iris has filed and will, prior to the Closing, file all returns, declarations of estimated tax, tax reports, information returns and statements required to be filed by it prior to the Closing (other than those for which extensions shall have been granted prior to Closing) relating to any Taxes with respect to any income, properties or operations of Iris prior to the Closing (collectively, "Returns"); (iii) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of Iris and any other information required to be shown therein; (iv) Iris has timely paid all Taxes that have been shown as due and payable on the Returns that have been filed; (v) Iris (A) has made provision on the Balance Sheet for all Taxes payable for any periods that end on or before the Balance Sheet Date for which no Returns have yet been filed and for any periods that begin on or before the Balance Sheet Date and end after the Balance Sheet Date to the extent such Taxes are attributable to the portion of any such period ending on the Balance Sheet Date and (B) has made provision on its books and records for all Taxes payable for any periods that end on or before the date of the Closing for which no Returns have then been filed and for any periods that begin on or before the date of the Closing and end after such date to the extent such Taxes are attributable to the portion of any such period ending on such date; (vi) Iris is not delinquent in the payment of any Taxes nor has it requested any extension of time within which to file any Return, which Return has not since been filed; (vii) with respect to all Tax Returns of Iris, the statute of limitations for the assessment of Taxes has expired with respect to all periods ending on or before January 1, 1990 (for federal income tax purposes) and January 1, 1990 (for state tax purposes); and there are no anticipated or pending Tax audits of any Returns of Iris; (viii) no deficiency or addition to Taxes, interest or penalties for any Taxes has been proposed, asserted or assessed in writing against Iris (or any member of any affiliated or combined group of which Iris or any former subsidiary of Iris is or was a member for which Iris could be liable); (ix) Iris has not granted, nor does there exist, any extension, waiver or agreement for the extension of time for the assessment or payment of any Tax by Iris ; (x) Iris is not and has not been a party to any tax sharing agreement with any corporation; and (xi) Iris has made a valid election, accepted by the Internal Revenue Service, under Section 1362(a) of the Code to be taxed as an "S corporation" and has qualified to be treated under Section 1361 of the Code as an S corporation for Federal income tax purposes for all periods

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beginning with its inception through the date hereof and will be treated as an S corporation from the date hereof through the date of termination of its S status, as set forth in Section 6.2(k). Iris has qualified for and made corresponding elections under the tax laws of every state in which Iris is subject to Tax for each of such taxable years. Iris has not made an election to be treated as a "consenting corporation" under Section 341(f) of the Code and has not been a personal holding company within the meaning of Section 542 of the Code during the five-year period preceding the date of the Closing. As a result of the Merger, Iris will transfer to Sub at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Iris held by it immediately prior to the Merger. For purposes of this calculation (i) amounts paid by Iris to its employees as compensation related to the royalty bonus pool from Lotus Notes revenues ("Royalty Bonuses") are not treated as assets held by Iris immediately prior to the Merger and (ii) amounts used to pay dissenters or to pay reorganization expenses, and all redemptions and distributions made by Iris immediately prior to the Merger will be considered assets held by Iris immediately prior to the Merger. Any Royalty Bonuses paid by Iris prior to the Merger were paid in the ordinary course of business and consistent with the manner in which Iris has historically made compensation payments to its employees. Iris has not redeemed any of the Iris stock or made any distribution with respect to any of the Iris stock. For purposes of this Agreement, "Tax" means any of the Taxes and "Taxes" means, with respect to any person or entity
(A) all income Taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits Taxes, alternative or add-on minimum Taxes, customs duties or other Taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to Tax or additional amounts imposed by any taxing authority (domestic or foreign) on such person or entity and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another person or entity or a member of an affiliated or combined group.

        (j) REAL PROPERTY -- OWNED OR LEASED. Iris does not own any real property or interest therein. The Iris Disclosure Letter contains a list and brief description of all real property leased by Iris, as well as all buildings and other structures and material improvements located on such real property (including a brief description of the use to which such property is being employed or for which it was intended, the name of the lessor, requirement of consent of the lessor to assignment

(including assignment by way of merger or change of control), termination date or notice requirement with respect to termination, annual rental payments and renewal or purchase options). Iris is the owner and holder of all the leasehold estates purported to be granted by such leases and all leases to which Iris is a party are in full force and effect and constitute valid and binding obligations of Iris. Iris has made available to Lotus correct copies of all leases referred to in the Iris Disclosure Letter.

        (k) INTELLECTUAL PROPERTY RIGHTS.

            (i) Except as set forth in the Iris Disclosure Letter:

        (A) Iris owns, possesses, has the exclusive right to use, sell and license, has the right to bring actions for the infringement of, or where necessary, has made timely and proper application for, all Intellectual Property Rights (as hereinafter defined), other than shrink-wrap or other packaged licenses of software available for sale to the general public, that are necessary for the conduct of its business as currently conducted and as proposed to be conducted (collectively, the "Requisite Rights"),

        (B) to the best knowledge of Iris and the Stockholders, the execution, delivery and performance of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, will not breach, violate or conflict with any instrument or agreement governing any Requisite Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Requisite Right or in any way impair the right of Iris or the Surviving Corporation to use, sell, license or dispose of or to bring any action for the infringement of, any Requisite Right or portion thereof;

        (C) there are no royalties, honoraria, fees or other payments payable by Iris to any person by reason of the ownership, use, license, sale or disposition of Requisite Rights;

        (D) to the best knowledge of Iris and the Stockholders, (i) none of the Requisite Rights infringe any patent, copyright, trade secret or other proprietary right of any third party (Lotus and Sub acknowledging that neither Iris nor any Stockholder has made any independent investigation regarding the existence of conflicting rights held by third parties), (ii) there is no basis for any such infringement claim;

        (E) each current and former employee of or consultant to Iris has executed an agreement regarding confidentiality and proprietary information and assignment of inventions to Iris, the form of which has been provided to Lotus; to the best knowledge of Iris and the Stockholders, no such employee or consultant is (i) in violation of any such agreements or (ii) under any contractual or similar obligation, or subject to any judgment or decree of any court or administrative agency, that would conflict with Iris's business, or that would prevent the assignment of inventions to Iris as provided in such agreements; and

        (F) Iris has taken all steps considered by it sufficient to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Requisite Rights.

          (ii) The Iris Disclosure Letter sets forth all applications and filings made pursuant to applicable Federal, state, local and foreign laws by Iris to perfect or protect its interest in Requisite Rights.

         (iii) As used herein, the term "Intellectual Property Rights" means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, know-how, certificates of public convenience and necessity, franchises, licenses, trade secrets, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, processes, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

        (1) AGREEMENTS, ETC. (a) The Iris Disclosure Letter sets forth a true and complete list of all written or oral contracts, agreements and other instruments not made in the ordinary course of business to which Iris is a party or made in the ordinary course of business and referred to in clauses (i) through (xi) of this Section 3.2(l). Except as set forth in the Iris Disclosure Letter, Iris is not a party to any written or oral, formal or informal, contract, agreement or other instrument of the type specified in the following clauses (i) through (xi) other than agreements with Lotus as a party:

           (i) agreements for the development, modification or enhancement of computer software;

          (ii) distributorship, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar contract or any other contract relating to the payment of a commission;

         (iii) collective bargaining agreement or contract with or commitment to any labor union;

          (iv) continuing contract for the future purchase or sale of products, materials, supplies, equipment or services which calls for the expenditure of $10,000 or more and which is not immediately terminable without cost or other liability at or at any time after the Closing;

           (v) contract or commitment for the employment of any officer, employee or consultant or any other type of contract or understanding with any officer, employee or consultant which is not immediately terminable without cost or other liability at or at any time after the Closing;

          (vi) profit-sharing, bonus, stock option, pension, retirement, disability, stock purchase, hospitalization, insurance or similar plan or agreement, formal or informal, providing benefits to any current or former officer, employee or consultant;

         (vii) indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

        (viii) lease or other agreement (other than any disclosed in the Iris Disclosure Letter in response to item (vii) of this Section 3.2(l)) under which Iris is lessee of or holds or operates any items of tangible personal property owned by any third party and under which payments to such third party exceed $10,000 per annum;

          (ix) agreement to make cumulative capital expenditures or commitments therefor by Iris in excess of $10,000;

           (x) agreement or arrangement for the sale of any assets, properties, interests in properties or rights requiring the consent of any party to the transfer and assignment of such assets, properties, interests in properties and rights; or

          (xi) agreement which restricts Iris or any of its employees from engaging in any business anywhere in the world or otherwise limits the business in which it may engage.

          (b) Iris does not own or operate any vehicles, boats, aircraft, apartments or other facilities for executive, administrative or sales purposes and Iris does not own or pay for any social club memberships. Except as set forth in the Iris Disclosure Letter, Iris has not been alleged to be in default in any material respect and Iris has in all respects performed all the obligations required to be performed by Iris to date and is not in default in any material respect under any agreement, lease, contract, commitment, instrument or obligation, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by it of any of the foregoing and which would materially adversely affect Iris. Iris has made available for inspection and copying by Lotus or its representatives true and correct copies of all documents set forth in the Iris Disclosure Letter.

        (m) LITIGATION, ETC. Except as set forth in the Iris Disclosure Letter, there are no (i) actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the best knowledge of Iris and the Stockholders, threatened against Iris, whether at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or (ii) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against Iris or affecting any of its properties or assets. Iris has delivered to Lotus all documents and correspondence relating to such matters referred to in the Iris Disclosure Letter.

        (n) COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS. Iris has complied in all material respects with all applicable Federal, state, local or foreign laws, ordinances, regulations and orders. Iris has all Federal, state, local and foreign governmental licenses and permits necessary in the conduct of its business, such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof and no proceeding is pending or, to the best knowledge of Iris and the Stockholders, threatened to revoke or limit any thereof. The Iris Disclosure Letter contains a true and correct list of all the aforesaid governmental licenses and permits, consents, orders, decrees and other compliance agreements under which Iris is operating or bound, and Iris has furnished to Lotus correct copies thereof. Except as set forth in the Iris Disclosure Letter, none of such licenses and permits shall be affected in any respect by the transactions contemplated hereby.

        (o) IRIS NOT AN INTERESTED STOCKHOLDER OF AN ACQUIRING PERSON. As of the date of this Agreement, neither Iris nor, to its best knowledge, any of its Affiliates is an "Interested Stockholder" of Lotus as such term is defined in
Section 203 of the Delaware Statute or an "Acquiring Person" as such term is defined in the Lotus Rights Agreement.

        (p) LABOR RELATIONS; EMPLOYEES. The Iris Disclosure Letter contains a true and complete list of the persons employed by Iris as of the date hereof (the "Employees"). Except as set forth in the Iris Disclosure Letter, (i) no material grievance or problem exists between Iris and the Employees; (ii) Iris is not delinquent in payments to any of the Employees for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them to the date hereof or amounts required to be reimbursed to the Employees; (iii) upon termination of the employment of any of the Employees, neither Iris nor Lotus will by reason of anything done prior to the Effective Time, or by reason of the consummation of the transactions contemplated hereby, be liable for any excise taxes pursuant to Section 4980B of the Code or to any of the Employees for so-called "severance pay" or any other payments except for payments on account of accrued but untaken vacation to the extent any of the Employees do not waive their right to such payments in exchange for a carryover of such unused vacation upon their employment with the Surviving Corporation;
(iv) Iris in its conduct of its business is in compliance in all material respects with all Federal, state, local and foreign laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours; (v) there is no unfair labor practice complaint against Iris pending before the National Labor Relations Board or any comparable state, local or foreign agency; (vi) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of Iris and the Stockholders, threatened against or involving Iris; (vii) no representation question exists respecting the Employees; (viii) no grievance which might have a material adverse effect on Iris nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the best knowledge of Iris and the Stockholders, no claim therefor has been asserted; (ix) no collective bargaining agreement is currently being negotiated by Iris; (x) there is no dispute between Iris and any of its employees regarding compensation; and
(xi) to the best knowledge of Iris and the Stockholders, no Employee intends to terminate his or her employment with Iris.

        (q)  EMPLOYEE BENEFIT PLANS.

        (i) The Iris Disclosure Letter identifies each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other written or formal plans or agreements involving direct or indirect compensation (including any employment agreements entered into between Iris and any employee or former employee of Iris, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained or entered into by Iris for the benefit of any employee or former employee under which Iris or any Affiliate thereof has any present or future obligation or liability (the "Employee Plans"). Copies of all such Employee Plans (and, if applicable, related trust agreements), and all amendments thereto and written interpretations thereof have been furnished to Lotus, together with (1) the three most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Employee Plan and (2) the most recent actuarial valuation, if any, prepared in connection with any such Employee Plan. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (collectively, the "Pension Plans") are identified as such in the Iris Disclosure Letter. Iris has provided Lotus with complete age, salary, service and related data for employees and former employees of Iris covered under the Pension Plans.

          (ii) No Pension Plan constitutes or has since the enactment of ERISA constituted a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). No Pension Plan currently or previously maintained by Iris is subject to Title IV of ERISA. No "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Employee Plan which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make Iris or any officer or director thereof subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that could have a material adverse effect on the business, financial condition, results of operations, assets or liabilities of Iris.

         (iii) Each Pension Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Iris has furnished to Lotus copies of the most recent IRS determination letters with respect to any such Pension Plans for which a determination letter from the IRS has been requested. With respect to any such Pension Plan for which a determination letter from the IRS has not been requested, the remedial amendment period described in Section 401(b) of the Code has not expired. Each such Pension Plan is being administered in compliance with the provisions of the Tax Reform Act of 1986 and other legislation effective as of the date hereof, where plan amendments to reflect such legislation have not been made and are not required pursuant to such legislation as of the date hereof. Each Pension Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Pension Plans.

          (iv) There is no contract, agreement, plan or arrangement adopted by Iris covering any employee or former employee of Iris that, individually or collectively, could give rise to the payment by Iris of any amount that would not be deductible by reason of Section 280G, Section 162(a)(1) or Section 162(i)(2) of the Code (as in effect prior to the amendments made to such Section by the Technical and Miscellaneous Revenue Act of 1988).

           (v) The Iris Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (1) is not an Employee Plan, (2) is entered into, maintained or contributed to by Iris and (3) covers any employee or former employee of Iris. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Lotus, are hereinafter referred to collectively as the "Benefit Arrangements". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

          (vi) Except as set forth on the Iris Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Iris relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1993. Iris has provided to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date.

        (r) INSURANCE. The Iris Disclosure Letter contains a list of all policies of liability, theft, fidelity, life, fire, product liability, health and other forms of insurance held by Iris (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder). All such policies of insurance are valid and enforceable policies and are outstanding and duly in force and all premiums with respect thereto are currently paid. Iris has not, during the last five fiscal years, been denied or had revoked or rescinded any policy of insurance.

        (s) BROKERS. Iris has not, nor have any of its officers, directors, stockholders or employees, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

        (t) DISCLOSURE. Neither this Agreement (including the Exhibits and the Iris Disclosure Letter attached hereto) nor any other document, certificate or written statement prepared for and furnished to Lotus by or on behalf of Iris or the Stockholders in connection with the transactions contemplated hereby, contains when made any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were furnished, not misleading. Except as set forth in the Iris Disclosure Letter, to the best knowledge of Iris and the Stockholders, there have been no events or transactions, or information which has come to the attention of Iris or the Stockholders, which, as they relate to Iris could reasonably be expected to have a material adverse effect on the business, operations, affairs, prospects or condition of Iris.

        (u) RELATED TRANSACTIONS. Except as set forth in the Iris Disclosure Letter, and except for compensation to regular employees of Iris, no current or former director, officer or shareholder that is an affiliate of Iris or any associate (as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) thereof, is presently, or during the last three fiscal years has been, (i) a party to any transaction with Iris (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer or affiliated shareholder of Iris or such associate thereof (but excluding the payment or reimbursement of reasonable travel and other employee expenses in the ordinary course of Iris's business)), or (ii) the direct or indirect owner of any interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of Iris (other than non-affiliated holdings in publicly held companies), nor does any such person receive income from any source other than Iris which relates to the business of, or should properly accrue to, Iris.

        (v) EXPENSES. The Iris Disclosure Letter sets forth a true and correct schedule of Stockholder Expenses which have been paid or incurred by or on behalf of Iris on or prior to the date hereof. At the Effective Time, Iris shall deliver to Lotus and Sub a true and correct schedule (the "Schedule of Expenses") reasonably satisfactory to Lotus of all Stockholder Expenses paid or incurred by or on behalf of Iris through the Effective Time.

        (w) DEFINITION OF BEST KNOWLEDGE. As used in this Agreement, the term "best knowledge" of any person or entity shall mean and include the actual knowledge of such person or entity without any duty to inquire. In connection therewith, the knowledge (both actual and constructive) of the Stockholders shall be imputed to be knowledge of Iris.

   3.3 REPRESENTATIONS AND WARRANTIES OF LOTUS AND SUB. Lotus and Sub represent and warrant to Iris and the Stockholders as follows:

        (a) ORGANIZATION, GOOD STANDING AND POWER. Each of Lotus and Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted, to enter into this Agreement, and, in the case of Sub, the Merger Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and (iii) is duly qualified and in good standing to do business in all such jurisdictions in which the failure to be so qualified and in good standing to do business could reasonably be expected to have a material adverse effect on the business, assets, operations, results of operations or affairs of Lotus and Sub, takes as a whole.

        (b) AUTHORITY. The execution, delivery and performance of this Agreement by Lotus and Sub and of the Merger Agreement by Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Lotus and Sub, as applicable, and this Agreement has been duly and validly executed and delivered by Lotus and Sub and is, and the Merger Agreement when validly executed and delivered by Sub will be, valid and binding obligations of Lotus or Sub, as applicable, enforceable in accordance with their respective terms. Neither the execution, delivery or performance of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby nor compliance by Lotus with any provision hereof or thereof will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or By-laws of Lotus or Sub, (ii) cause a default (or give rise to any right of termination, cancellation or acceleration), with or without notice or lapse of time, under any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license or other instrument, obligation or agreement to which Lotus or Sub is a party or by which it or any of its properties or assets is or may be bound or (iii) violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree applicable to Lotus or Sub or any of their respective properties or assets, except for such conflicts, breaches, defaults or violations as would not prevent the consummation of the transactions contemplated by the Agreement and that would not reasonably be expected to have a material adverse effect on Lotus and its Subsidiaries, taken as a whole. No permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery or performance by Lotus or Sub of this Agreement or the consummation by Lotus or Sub of the transactions contemplated hereby or thereby.

        (c) CAPITAL STRUCTURE. The authorized capital stock of Lotus consists of 100,000,000 shares of Lotus Common Stock and 5,000,000 shares of Preferred Stock, $1.00 par value (the "Lotus Preferred Stock"), 550,000 of which have been designated as Lotus Series A Preferred. At the close of business on April 30, 1994, 45,931,026 shares of Lotus Common Stock were issued and outstanding, 16,220,660 shares of Lotus Common Stock were held by Lotus in its treasury, 3,243,970 shares of Lotus Common Stock were reserved for issuance upon the exercise of outstanding options (the "Lotus Options") to purchase Lotus Common Stock issued to directors, officers and employees of and consultants to Lotus and its Subsidiaries, no shares of Lotus Preferred Stock were issued or outstanding and 550,000 shares of Lotus Series A Preferred were reserved for issuance upon exercise of the Lotus Rights. All outstanding shares of Lotus Common Stock are, and the Lotus Common Stock to be received by the Stockholders in the Merger when issued will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, $.01 par value, 100 of which are issued and outstanding and held of record by Lotus. Except for the Lotus Options and the Lotus Rights, there are no options, warrants, calls, rights, commitments or agreements of any character to which Lotus or any of its Subsidiaries is a party or by which it is bound obligating Lotus or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock of Lotus or any of its Subsidiaries or obligating Lotus or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no voting trusts or other agreements or understandings to which Lotus is a party with respect to the voting of the capital stock of Lotus or any of its Subsidiaries.

        (d) SEC DOCUMENTS. Lotus has furnished Iris with a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Lotus with the SEC on or after January 1, 1993 (the "Lotus SEC Documents"), which are all the documents (other than preliminary material) that Lotus was required to file with the SEC on or after January 1, 1993. As of their respective dates, none of the Lotus SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Lotus SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. The financial statements of Lotus included in the Lotus SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Lotus and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (or changes in financial position prior to the approval of FASB 95) for the periods then ended.

        (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Lotus for inclusion or incorporation by reference in the S-3 will, at the time the S-3 is filed with the SEC and at the time the S-3 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

        (f) COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in the Lotus SEC Documents filed prior to the date of this Agreement, the businesses of Lotus and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, rule or order of any Governmental Entity, except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future would not, have a material adverse effect on Lotus and its Subsidiaries, taken as a whole. Except as disclosed in the Lotus SEC Documents filed prior to the date of this Agreement, no investigation or review by any Governmental Entity with respect to Lotus or any of its Subsidiaries is pending or, to the best knowledge of Lotus, threatened, nor has any Governmental Entity indicated an intention to conduct the same. Lotus and its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a material adverse effect on Lotus and its Subsidiaries, taken as a whole.

        (g) LITIGATION. Except as disclosed in the Lotus SEC Documents filed prior to the date of this Agreement or as set forth in the letter dated the date hereof delivered by Lotus to Iris and the Stockholders in connection with the execution and delivery of this Agreement ("Lotus Disclosure Letter"), there is no suit, action or proceeding pending, or, to the best knowledge of Lotus, threatened against or affecting Lotus or any of its Subsidiaries; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Lotus or any of its Subsidiaries.

        (h) ABSENCE OF UNDISCLOSED LIABILITIES. At December 31, 1993, (i) neither Lotus nor any of its Subsidiaries had any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which were material to Lotus and its Subsidiaries, taken as a whole, and were not provided for in the audited consolidated balance sheet of Lotus at December 31, 1993 (the "Lotus Balance Sheet"), included in the Form 10-k for the year ended December 31, 1993, filed by Lotus with the SEC; and (ii) all reserves established by Lotus and set forth in Lotus Balance Sheet were adequate. At December 31, 1993, there were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March
1975) which are not adequately provided for in Lotus Balance Sheet as required by said Statement No. 5.

        (i) FEES AND EXPENSES. Neither Lotus nor any of its Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

        (j) INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        (k) BROKERS. Neither Lotus, Sub, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

        (l) DISCLOSURE. Neither this Agreement (including the Exhibits and the Lotus Disclosure Letter attached hereto) nor any other document, certificate or written statement prepared for and furnished to Iris or the Stockholders by or on behalf of Lotus or Sub in connection with the transactions contemplated hereby, contains when made any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were furnished, not misleading. Except as set forth in the Lotus Disclosure Letter, to the best knowledge of Lotus and Sub, there have been no events or transactions, or information which has come to the attention of Lotus or Sub, which, as they relate to Lotus or Sub, could reasonably be expected to have a material adverse effect on the business, operations, affairs, prospects or conditions of Lotus or Sub.

        (m) CERTAIN ACTIONS AND INTENTIONS. Prior to the transaction, Lotus will be in control of Sub within the meaning of Section 368(c)(1) of the Code. Sub has no plan or intention to issue additional shares of its stock following the transaction that would result in Lotus losing control of Sub within the meaning of Section 368(c)(1) of the Code. Lotus has no plan or intention to reacquire any of its stock issued in the Merger. Lotus has no plan or intention to liquidate Sub, to merge Sub with and into another corporation, to sell or otherwise dispose of the stock of Sub or to cause Sub to sell or otherwise dispose of any of its assets acquired in the Merger, except for dispositions made in the ordinary course of business and for transfers described in Section 368(a)(2)(C) of the Code. Following the transaction, Lotus intends to cause Sub to continue the historic business of Iris or use a significant portion of Iris's business assets in a business.

                                  ARTICLE IV


                       CONDUCT AND TRANSACTIONS PRIOR TO
                  CLOSING; ADDITIONAL PRE-CLOSING AGREEMENTS

   4.1  ACCESS TO RECORDS AND PROPERTIES OF IRIS; CONFIDENTIALITY; PRESS
        RELEASES.

        (a) From and after the date hereof until the Closing or the termination of this Agreement pursuant to Section 9.1, Iris shall afford (i) to the officers, independent certified public accountants, counsel and other representatives of Lotus access, at reasonable times during normal business hours, to all properties, books and records (including tax returns filed and those in preparation) and personnel of Iris, so that Lotus and such other persons may have a full opportunity to make such investigations as they shall reasonably desire to make of the business and operations of Iris, (ii) to the independent certified public accountants of Lotus reasonable access to the work papers and other records of the independent certified public accountants for Iris and (iii) to Lotus and such other persons such additional financial and operating data and other information relating to Iris as Lotus or such other persons shall from time to time reasonably request; provided, however, that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of Iris hereunder.

        (b) From and after the date hereof until the Closing, except as otherwise required by law or judicial process, no party hereto shall make any public disclosure of any matters which are the subject of this Agreement. Prior to any disclosure of such matters pursuant to law or judicial process, the affected party will use its best efforts to notify each other party so that each other party may attempt to intervene in any proceedings or obtain an appropriate protective order with respect to the matters to be disclosed.

   4.2 HSR ACT. Ray Ozzie has filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice a pre-merger notification report under the HSR Act with respect to the transactions contemplated by this Agreement. Each of the parties shall promptly comply with all applicable requirements of the HSR Act and the rules and regulations thereunder relating to the filing and furnishing of information pursuant thereto.

   4.3  OPERATION OF BUSINESS OF IRIS.   From and after the date hereof until
the Closing, except as otherwise contemplated by this Agreement, Iris shall, and the Stockholders shall cause Iris to, operate the business as currently operated and only in the normal and ordinary course and, consistent with such operation, will use its best efforts to preserve intact its present organization and its relationships with persons having business dealings with Iris. Without limiting the generality of the foregoing, from the date hereof, except as otherwise contemplated by this Agreement, Iris shall not, and the Stockholders shall cause Iris not to, voluntarily take or cause to occur any of the actions or transactions described in Section 3.2(g).

   4.4 CONSENTS. The Stockholders and Iris shall use their best efforts to obtain the consent and approval of, or effect the notification of or filing with, each person or authority whose consent or approval is required, as set forth in the Iris Disclosure Letter, in order to permit the consummation of the transactions contemplated hereby and to enable the Surviving Corporation to conduct and operate the business of Iris as currently conducted.

   4.5 PREPARATION OF S-3. As promptly as practicable after the date of this Agreement, Lotus shall prepare and file with the SEC a shelf registration statement on Form S-3 (the "S-3") relating to the resale of the Lotus Common Stock to be issued to the Stockholders pursuant to the Merger. Each of Lotus, Iris and the Stockholders shall use their best efforts to respond to any comments of the SEC, to have the S-3 declared effective under the Securities Act as promptly as practicable after such filing and to keep such registration statement effective for a period of two years after the date of the Closing. In addition, Lotus shall prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal or state securities or "blue sky" laws relating to the Merger and the transactions contemplated by this Agreement and the Merger Agreement. Each of Lotus and Iris will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-3 and each will supply the other with copies of all correspondence with the SEC or its staff or any other government officials with respect to the S-3. The S-3 shall comply in all material respects with all applicable requirements of law.

   4.6 EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each of the parties shall take, or cause to be taken, all reasonable action and to do, or cause to done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

   4.7 POOLING ACCOUNTING. Neither Iris nor the Stockholders, as applicable, shall take any of the actions set forth in Schedule 4.7 hereto from the date hereof until the Closing.

   4.8  AFFILIATE AGREEMENTS.

        (a) Each of Lotus and Iris shall use its best efforts to obtain prior to the Closing, executed agreements ("Affiliate Agreements") relating to the sale of capital stock of Lotus and compliance with pooling restrictions with each "affiliate" (as defined in Rule 145 promulgated under the Securities Act and Accounting Series Release 135; hereinafter, a "Rule 145 Affiliate") of such party Rule 145 Affiliate of such party, which agreements shall be substantially in the form of Exhibit B-1 and Exhibit B-2, respectively.

        (b) The Iris Disclosure Letter identifies each party who is a Rule 145 Affiliate of Iris. Iris shall provide to Lotus such information and documents as Lotus shall reasonably request in connection with reviewing such Iris Disclosure Letter. Lotus shall be entitled to place appropriate legends on certificates evidencing Lotus Common Stock to be received by any Rule 145 Affiliate of Iris pursuant to the Merger, and to issue appropriate stop transfer instructions to the transfer agent for Lotus Common Stock, consistent with the terms of such Rule 145 Affiliate's Affiliate Agreement.

        4.9 LEGAL CONDITIONS TO MERGER. Each party hereto shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will take all reasonable action necessary to cooperate with and furnish information to the other party in connection with any such requirements imposed upon such other party in connection with the Merger. Each party hereto shall take all reasonable actions necessary (A) to obtain (and will take all reasonable actions necessary to promptly cooperate with each other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental authority or other third party required to be obtained or made by such party (or by any other party) in connection with the Merger or the taking of any action contemplated by this Agreement or the Agreement of Merger, (B) to defend, lift, rescind or mitigate the effect of any lawsuit, order, injunction or other action adversely affecting the ability of such party to consummate the transactions contemplated hereby and (C) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

        4.10 ROYALTIES UNDER DEVELOPMENT AGREEMENT. The parties hereto agree that all royalties under the Software Development Agreement dated as of March 31, 1988, as amended (the "Software Development Agreement"), and the Development Option Agreement dated as of December 7, 1984, as amended (the "Development Option Agreement"; and together with the Software Development, the "Development Agreements"), each between Lotus and Iris, as amended, shall cease to accrue for the benefit of the Stockholders and all other stockholders of Iris as of the date hereof; and, effective as of the Closing, Iris and the Stockholders hereby waive any and all claims against Lotus and its Affiliates for royalties or other amounts due under or relating to the Development Agreements, or any other agreement, accruing as of December 31, 1993.

        4.11 NO CLAIMS TO S CORP. EARNINGS. Each of the Stockholders hereby covenants and agrees that from and after the date hereof he shall not make any claims on, nor shall he have any rights to, the earnings or profits of Iris that were generated during the period that Iris was treated as an S corporation for tax purposes, other than claims in respect of any adjustment owed the Stockholders relating to the royalty payments described in Section 6.3(f) hereof.

                                   ARTICLE V

                                    CLOSING

          The closing (the "Closing") for the consummation of the transactions contemplated by this Agreement, unless another date or place is agreed to in writing by the parties hereto, shall take place at the offices of Lotus in Cambridge, Massachusetts on May 31, 1994.

                                  ARTICLE VI

                             CONDITIONS OF CLOSING

        6.1 CONDITIONS OF EACH PARTY'S OBLIGATIONS. The obligation of each party to perform this Agreement and effect the Merger is subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by all parties hereto:

        (a) APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental agency or authority (including those imposed by the HSR Act) necessary for the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained.

        (b) LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any Federal or state court and remain in effect. Each party agrees to use its best efforts to have any such injunction or order lifted.

        (c) LEGISLATION. No Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated by Articles I and II or the Merger Agreement or any of the conditions to the consummation of such transactions.

   6.2 CONDITIONS OF OBLIGATIONS OF LOTUS AND SUB TO PERFORM THIS AGREEMENT AND EFFECT THE MERGER. The obligations of Lotus to effect the Merger are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by Lotus and Sub:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Iris and the Stockholders set forth in Sections 3.1 and 3.2 shall in each case be correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time, and Lotus and Sub shall have received a certificate from Iris signed by an authorized officer of Iris to that effect.

        (b) PERFORMANCE OF OBLIGATIONS OF IRIS AND STOCKHOLDERS. Iris and the Stockholders shall have performed all obligations required to be performed by them under this Agreement prior to and at the Effective Time, and Lotus and Sub shall have received a certificate from Iris signed by an authorized officer of Iris to that effect.

        (c) AUTHORIZATION. All action necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Iris and the Stockholders and Iris and the Stockholders shall have full power and right to consummate the transactions contemplated hereby and thereby.

        (d) ABSENCE OF CHANGES. There shall not have occurred any material adverse change in the business, operations, financial condition, results of operations, assets, liabilities or prospects of Iris.

        (e) STOCKHOLDER PARTICIPATION AGREEMENT. Each of the stockholders of Iris other than the Stockholders shall have executed and delivered to Lotus on the date of this Agreement a Stockholder Participation Agreement, substantially in the form of Exhibit C hereto.

        (f) OPINION OF IRIS' COUNSEL. Lotus shall have received an opinion dated the Closing Date of counsel to Iris, substantially in the form attached to this Agreement as Exhibit D.

        (g) CONSENTS. Lotus and Sub shall have received duly executed copies of all third-party consents and approvals contemplated by this Agreement or the Iris Disclosure Letter in form and substance reasonably satisfactory to Lotus and Sub.

        (h) AFFILIATE AGREEMENTS. Lotus shall have received the executed Iris Rule 145 Affiliate Agreements contemplated by Section 4.8.

        (i) IRIS S ELECTION. Iris shall have terminated its election to be treated as an S Corporation under the Code, (and made any corresponding applicable election under the tax laws of any states in which it is subject to
Tax), the Stockholders shall have elected, pursuant to Section 1362(e)(3) of the Code, and pursuant to the corresponding provisions of the tax laws of the States in which Iris is subject to Tax to allocate income and loss during Iris's "S termination year" (as such term is defined in Section 1362(e) of the Code) in accordance with normal tax accounting rules, and Lotus shall have received a copy of Iris' S election revocation letter together with evidence of the submission thereof to the Internal Revenue Service reasonably satisfactory to Lotus.

        (j) ESCROW AGREEMENT. The Stockholders shall have executed and delivered an Escrow Agreement (the "Escrow Agreement"), substantially in the form attached to this Agreement as Exhibit E, and shall deposit the Escrow Shares with Escrow Agent thereunder.

        (k) OFFICERS CERTIFICATE; CONTINUITY OF INTEREST AGREEMENTS. Ray Ozzie, as President of Iris, shall have executed and delivered a Representation Letter, and the Stockholders shall have executed and delivered Continuity of Interest Agreements, in each case relating to the tax-free treatment of the business combination to be effected by the Merger, the forms of which are attached hereto as Exhibits F-1 and F-2.

        (l) ACCEPTANCE BY COUNSEL TO LOTUS. The sufficiency of all papers delivered hereunder and all related proceedings shall be reasonably acceptable to O'Sullivan Graev & Karabell, counsel to Lotus.

   6.3 CONDITIONS OF OBLIGATIONS OF IRIS AND THE STOCKHOLDERS. The obligations of Iris and the Stockholders to perform this Agreement and effect the Merger is subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived):

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Lotus and Sub set forth in Section 3.3 shall be correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time, and Iris and the Stockholders shall have received a certificate signed by an authorized officer of Lotus to that effect.

        (b) PERFORMANCE OF OBLIGATIONS. Lotus and Sub shall have performed all obligations required to be performed by them under this Agreement and the Agreement of Merger prior to and at the Effective Time, and Iris and the Stockholders shall have received a certificate signed by an authorized officer of Lotus and Sub to that effect.

        (c) AUTHORIZATION. All action necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement by Lotus and Sub and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Lotus and Sub.

        (d) OPINION OF LOTUS' AND SUB'S COUNSEL. Iris shall have received on opinion dated the Closing Date of counsel for Lotus and Sub, substantially in the form attached to this Agreement as Exhibit G.

        (e) ABSENCE OF CHANGES. There shall not have occurred any material adverse change in the business, operations, financial condition, results of operations, assets, liabilities or prospects of Lotus and its Subsidiaries, taken as a whole.

        (f) ROYALTY PAYMENTS. All royalty payments accrued from December 31, 1993 through the date of this Agreement (including an estimated amount in respect of Iris' second fiscal quarter) shall have been paid to Iris prior to the revocation of its election to be treated as an S corporation for tax purposes .

        (g) ACCEPTANCE BY COUNSEL TO IRIS. The sufficiency of all papers delivered hereunder and all related proceedings shall be reasonably acceptable to Piper & Marbury, counsel to Iris and the Stockholders.

                                  ARTICLE VII

                                INDEMNIFICATION

  7.1 DEFINITIONS. As used in this Article VII, the following terms shall have the following meanings:

        (a) "Affiliate", as to any person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person.

        (b) "Lotus Indemnification Event" shall mean the following:

           (i) (A) the untruth, inaccuracy or breach of any representation or warranty of Iris or any Stockholder contained in Section 1.6, 3.1 or 3.2, or any certificate delivered by Iris or any Stockholder pursuant hereto or
     (B) the breach of any agreement or covenant of Iris or any Stockholder contained in this Agreement ;

          (ii) the assertion of any claim, demand, liability, or obligation against Iris (after the Closing), Lotus, Sub or the Surviving Corporation arising from or in connection with (A) any action or inaction of Iris or any stockholder in connection with the action of the stockholder of Iris required to approve the transactions contemplated by this Agreement and the Merger Agreement or (B) any assertion against any of such persons by any stockholder of Iris of any claim with respect to any actions or the transactions of or involving Iris prior to or at the Effective Time (including, without limitation) the actions and transactions contemplated by this Agreement or the Merger Agreement); and

         (iii) any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular, or other document (including any related registration statement, notification or the like) incident to any registration, qualification or compliance with respect to the Lotus Common Stock issued pursuant to the Merger, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case, if such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to Lotus by or on behalf of Iris or a Stockholder for use in such registration statement, prospectus, offering circular or other document.

        (c) "Lotus Indemnified Persons" shall mean and include Lotus, Sub, the Surviving Corporation and their Affiliates, successors and assigns, and their respective officers and directors.

        (d) "Iris Indemnification Event" shall mean the following:

           (i) the untruth, inaccuracy or breach of any representation or warranty of Lotus or Sub contained in Section 1.6 or 3.3, any Exhibit attached hereto or any certificate delivered by Lotus in connection herewith at or before the Closing (or any facts or circumstances constituting any such untruth, inaccuracy or breach);

          (ii) the breach of any agreement or covenant of Lotus contained in this Agreement; and

         (iii) any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular, or other document (including any related registration statement, notification or the like) incident to any registration, qualification or compliance with respect to the Lotus Common Stock issued pursuant to the Merger, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to Lotus by or on behalf of Iris or a Stockholder for use in such registration statement, prospectus, offering circular or other document.

        (e) "Iris Indemnified Persons" shall mean and include the Stockholders and their respective successors and assigns.

        (f) "Indemnified Persons" shall mean Lotus Indemnified Persons or Iris Indemnified Persons, as the case may be.

        (g) "Indemnifying Person" shall mean Lotus and the Surviving Corporation or Iris and the Stockholders, as the case may be.

        (h) "Losses" shall mean any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' fees), assessments, tax deficiencies and taxes (including interest or penalties thereon) sustained, suffered or incurred by any Indemnified Person arising from any matter which is the subject of indemnification under Section 7.2 (excluding Losses to the extent covered by insurance and excluding lost profits, consequential or other speculative damages, but specifically including losses constituting lost profits with respect to claims based on, relating to or arising out of a breach of the representations and warranties set forth in
Section 3.2(k) only).

   7.2  INDEMNIFICATION GENERALLY, ETC.

        (a) Lotus Indemnification. Subject to the limitations contained in
Section 7.6(a), each of the Stockholders shall, jointly and severally, indemnify and hold harmless Lotus

Indemnified Persons, and each of them, from and against any and all Losses resulting from Lotus Indemnification Events.

        (b) Iris Indemnification. Subject to the limitations contained in
Section 7.6(b), Lotus shall indemnify and hold harmless Iris Indemnified Persons, and each of them, from and against any and all Losses resulting from Iris Indemnification Events.

   7.3 ASSERTION OF CLAIMS. No claim, demand, suit or cause of action shall be brought under Section 7.2 unless the Indemnified Persons, or any of them, give the Indemnifying Person written notice of the existence of any such claim, demand, suit or cause of action, stating with particularity the nature and basis of said claim, and the amount thereof, to the extent known, and providing to the extent reasonably available all written documentation relating thereto. Such written notice shall be delivered to the Indemnifying Person as soon as practicable upon receipt of actual knowledge of such claim, demand, suit or cause of action; provided, however, that the failure to provide such written notice shall not affect the Indemnified Persons' right to indemnification hereunder if failure to provide such written notice does not materially adversely affect the Indemnifying Person. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings subsequent to the applicable Survival Date, if any, for the enforcement of their rights under Section 7.2. The Indemnifying Person shall be kept fully informed of the progress of any action, suit or proceeding with respect to which it may have liability under Section 7.2.

   7.4  DEFENSE OF THIRD PARTY CLAIMS.

        (a) The Indemnifying Person shall have the right, at its sole expense, to employ its own counsel to participate in and, subject to the further provisions of this Section 7.4, control the defense of, any action, suit or proceeding with respect to which it may have liability under Section 7.2 (including all proceedings on appeal or for review which counsel for the Indemnifying Person shall deem appropriate), if it shall agree in writing that it is obligated under Section 7.2 with respect to such action, suit or proceeding. Notwithstanding the foregoing, the Indemnified Persons shall have the right to control the defense of any action, suit or proceeding which (i) is not being actively and diligently defended by the Indemnifying Person, in which case the reasonable fees and expenses of counsel for the Indemnified Persons shall be borne by the Indemnifying Person, or (ii) involves, in the reasonable judgment of the Indemnified Persons, matters to a significant extent beyond the scope of the indemnity contained in Section 7.2, in which case the fees and expenses of counsel for the Indemnified Persons shall be borne by the Indemnified Persons. The Indemnified

Persons shall be kept fully informed of any action, suit or proceeding being controlled by the Indemnifying Person and shall have the right, at their sole expense, to employ their own counsel to participate in the defense thereof. The Indemnifying Person shall make available to the Indemnified Persons and their attorneys and accountants all books and records of the Indemnifying Person relating to such action, suit or proceeding and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

        (b) The Indemnifying Person shall not make any settlement of any action, suit or proceeding being defended by it without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld; provided, however, that in the event the Indemnified Persons refuse to consent to a settlement acceptable to the Indemnifying Person, the Indemnifying Person may pay the amount of the proposed settlement to the Indemnified Persons and shall thereupon be released from any further liability with respect to such action, suit or proceeding.

        (c) The Indemnified Persons shall not make any settlement of any action, suit or proceeding with respect to which the Indemnifying Person may have responsibility pursuant to Section 7.2 unless (i) the Indemnifying Person has consented in writing to such settlement (in which case the amount thereof shall be the amount of the indemnity obligation owed by the Indemnifying Persons to the Indemnified Persons with respect thereto) or (ii) the Indemnifying Person has been released from all liability relating thereto.

   7.5 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Subject to the further provisions of this Section 7.5, the representations and warranties of Iris and the Stockholders contained in Sections 3.1 and 3.2 and the representations and warranties of Lotus and Sub contained in Section 3.3 shall survive the Closing and shall terminate on the second anniversary of the date of the Closing; provided, however, that (a) the representations and warranties of Stockholders set forth in Section 3.1(a), of Iris and the Stockholders set forth in Section 3.2(c) and of Lotus and Sub set forth in Section 3.3(c) shall survive the Closing and remain in full force and effect without time limit and (b) the representations and warranties of Iris and the Stockholders set forth in Section 3.2(i), of Lotus and the Stockholders set forth in Section 1.6 and of Lotus and Sub set forth in Section 3.3(m) shall survive the Closing until the expiration of the statute of limitations, if any, applicable to the matters set forth therein with respect to Taxes. Except as otherwise expressly provided in this Agreement, all agreements and covenants contained in this Agreement shall survive the Closing and remain in full force and effect without time limit. For convenience of reference, the date upon which any representation, warranty, agreement or covenant shall terminate, if any, shall be referred to as the "Survival Date".

   7.6  LIMITATIONS ON INDEMNIFICATION.

        (a) Lotus Indemnified Persons shall be entitled to indemnification under
Section 7.2(a) only if, and only to the extent that, the aggregate of all Losses arising from or in connection with Lotus Indemnification Events exceeds $150,000; provided, however, that the aggregate obligation of the Stockholders in respect of the indemnity agreement contained in Section 7.2(a), except with respect to any Losses resulting from a breach of the representations and warranties of the Stockholders set forth in Section 3.1(a), or of Iris and the Stockholders set forth in Section 3.2(c) or 3.2(i), shall not exceed $7,500,000. Any claim by Lotus Indemnified Persons under Section 7.2(a) shall be settled first from the Escrow Shares.

        (b) Iris Indemnified Persons shall be entitled to indemnification under
Section 7.2(b) only if, and only to the extent that, the aggregate of all Losses arising from or in connection with Iris Indemnification Events exceeds $150,000.

   7.7 EXCLUSIVITY OF REMEDIES. With respect to matters covered by the Indemnity provided in this Article VII, the Indemnified persons sole contractual remedy therefor shall be indemnification under this Article VII.

                                 ARTICLE VIII

                             ADDITIONAL AGREEMENTS

   8.1 NEGOTIATION WITH OTHERS. From and after the date hereof until the termination of this Agreement pursuant to Section 9.1, without the express written consent of Lotus, neither the Stockholders nor Iris shall directly or indirectly, (i) solicit, initiate discussions or engage in negotiations with any person, other than Lotus, relating to the possible acquisition of any interest in Iris or any of its assets (whether such negotiations are initiated by the Stockholders or Iris or otherwise), (ii) provide information with respect to Iris or any of its assets to any person, other than Lotus, relating to the possible acquisition of any interest in Iris, or any of its assets, or (iii) enter into a transaction with any person, other than Lotus, concerning the possible acquisition of any interest in Iris or any of its assets. Prior to the termination of this Agreement pursuant to Section 9.1, if Iris receives an unsolicited offer or proposal relating to the possible acquisition of any interest in Iris or any of its assets, Iris shall immediately notify Lotus and provide information to Lotus as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal (including, without limitation, the proposed price and financing therefor).

   8.2 DISPOSITION OF SECURITIES; SOLICITATION; VOTING; ETC. From and after the date hereof each Stockholder shall, as to itself:

        (a) without the prior written consent of Lotus refrain from transferring, selling or assigning to any person, or agreeing in any manner to transfer, sell or assign to any person, or pledge, encumber, deposit in a voting trust or grant a proxy with respect to any securities of Iris presently or hereafter owned or controlled by him or it;

        (b) refrain from soliciting or entering into any agreement or arrangement with any person with respect to any transfer, sale or assignment of any securities of Iris; and

        (c) vote the shares of Iris Common Stock presently or hereafter owned or controlled by such Stockholder against any merger (other than the Merger), consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of Iris at every meeting of shareholders of Iris called therefor and at every adjournment thereof (or withhold consent in writing to any such action proposed to be taken by written consent in lieu of a meeting).

   8.3 BREACH OF SECTION 8.1 OR 8.2. The parties recognize and acknowledge that a breach by Iris or any Stockholder of Section 8.1 or 8.2 hereof, respectively, will cause irreparable and material loss and damage to Lotus, the amount of which is not readily determinable and that, accordingly, each party agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach.

   8.4 TAX RETURNS. The Stockholders will cause to be prepared, at their expense, all Tax Returns of Iris covering all periods during which Iris was treated as an "S" corporation for federal income tax purposes, in a manner consistent with prior years and all applicable laws and regulations. The Stockholders will elect to allocate income and loss for Iris' "S termination year", as such term is defined in Section 1362(e)(3) of the Code, in accordance with normal tax accounting rules. The Stockholders shall submit such returns to Lotus for its reasonable review and approval and the parties will thereafter take such actions as are necessary to accomplish the timely filing of such returns.

                                  ARTICLE IX


                TERMINATION; AMENDMENT, MODIFICATION AND WAIVER

   9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing by:

        (a) the mutual consent of Lotus, Sub, the Stockholders and Iris;

        (b) Lotus or Iris, if the conditions set forth in Section 5.1 shall not have been satisfied or waived (to the extent they may be waived) on or prior to May 31, 1994;

        (c) Lotus and Sub, if the conditions set forth in Section 5.2 shall not have been satisfied or waived (to the extent they may be waived) on or prior to May 31, 1994; and

        (d) Iris and the Stockholders, if the Closing shall not have occurred on or prior to May 31, 1994.

Any termination pursuant to Section 9.1(a) shall be effected by a written instrument signed by all of the parties hereto (a "Termination Agreement"), and any termination pursuant to this Section 9.1, other than a termination pursuant to Section 9.1(a), shall be effected by written notice (a "Termination Notice") from the party so terminating to the other party, which notice shall specify the section hereof pursuant to which this Agreement is being terminated.

   9.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect except for Section 4.1(b), Section 10.1, this Section 9.2 and
Article VII, each of which shall survive the termination of this Agreement; provided, however, that the liability of any party for any breach by such party of the covenants or agreements of such party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement.

   9.3 AMENDMENT, MODIFICATION AND WAIVER. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by Lotus, Sub, Iris and the holders of at least a majority of the Iris Common Stock held by all Stockholders. The waiver by one party of the performance of any covenant, condition or promise shall not invalidate this Agreement, nor shall it be considered as a waiver by such party of any other covenant, condition or promise. The delay in pursuing any remedy or in insisting upon full performance for any breach or failure of any covenant, condition or promise shall not prevent a party from later pursuing any remedies or insisting upon full performance for the same or any similar breach or failure.


                                   ARTICLE X

                                 MISCELLANEOUS

   10.1 EXPENSES. Each of the Stockholders, Iris, Lotus and Sub shall bear its own fees and expenses in connection with the preparation for and consummation of the transactions contemplated hereby, except that (i) Lotus shall bear the expense of the $25,000 filing fee for the Hart-Scott-Rodino pre-merger notification report filed by Ray Ozzie and (ii) in the event the Merger is consummated, all fees and expenses incurred by Iris in connection with the Merger (including all attorneys', accountants' and other professional fees and expenses and brokers' or finders' fees for persons engaged by Iris or the Stockholders (or claiming to be so engaged)), shall be borne by the Stockholders on a pro rata basis, whether or not such fees and expenses have been paid by Iris on or before the Effective Time and whether or not such fees and expenses are reflected in the Iris Disclosure Letter or the Schedule of Expenses (all such fees and expenses being hereinafter collectively referred to as the "Stockholder Expenses") and shall not be the responsibility of Iris, Lotus or Sub.

   10.2 ENTIRE AGREEMENT. This Agreement (including the Schedules and the Exhibits attached hereto) contains the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements or understandings between the parties with respect thereto.

   10.3 DESCRIPTIVE HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

   10.4 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally or sent by telecopier, (b) sent by nationally-recognized overnight courier or (c) sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

          if to Lotus, to:

               Lotus Development Corporation
               55 Cambridge Parkway
               Cambridge, Massachusetts  02142
               Attention:  Thomas M. Lemberg, Esq.
                            Vice President and General Counsel
               Telecopier:  (617) 225-1195


          with a copy to:

               O'Sullivan Graev & Karabell
               30 Rockefeller Plaza
               New York, New York  10112
               Attention:  Kenneth S. Siegel, Esq.
               Telecopier:  (212) 408-2420


          if to Iris or the
          Stockholders, to:

               Iris Associates, Inc.
               One Technology Park
               Westford, Massachusetts  01286
               Attention:  Raymond E. Ozzie
                           President
               Telecopier:  (508) 526-7724


          with a copy to:

               Piper & Marbury
               1200 Nineteenth Street, N.W.
               Washington, D.C.  20036-2430
               Attention:  Edwin M. Martin, Jr., Esq.
               Telecopier:  (202) 223-2085
or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered if personally delivered or sent by telecopier, (ii) on the Business Day (as hereinafter defined) after dispatch if sent by nationally-recognized, overnight courier and (iii) on receipt, if sent by mail. As used herein, "Business Day" means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

   10.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

   10.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with (a) the laws of Massachusetts applicable to contracts made and performed wholly therein and (b) with respect to corporate law governing the Merger, solely by the General Corporation Law of the State of Delaware.

   10.7 BENEFITS OF AGREEMENT. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by any party hereto without the consent of the other parties hereto; provided, however, that Sub may assign all or any portion of the rights hereunder to any other wholly-owned Subsidiary of Lotus, and Iris and the Stockholders shall execute any amendment to this Agreement necessary to provide the benefits of this Agreement to any such assignee.

   10.8 PRONOUNS. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

        IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day And year first above written.

                              LOTUS DEVELOPMENT CORPORATION



                              By: /s/ John W. Martin
                                 _________________________
                                 Name:  John W. Martin
                                 Title: Vice President



                              LDC VIII ACQUISITION CORPORATION


                              By: /s/ John W. Martin
                                 _________________________
                                 Name:  John W. Martin
                                 Title: Vice President


                              IRIS ASSOCIATES, INC.


                              By: /s/ Raymond E. Ozzie
                                 _________________________
                                 Raymond E. Ozzie
                                 President



                              STOCKHOLDERS:


                                  /s/ Raymond E. Ozzie
                              ____________________________
                                     Raymond E. Ozzie


                                  /s/ Timothy Halvorsen
                              ____________________________
                                     Timothy Halvorsen


                                   /s/ Len Kawell
                              ____________________________
                                     Len Kawell


                                  /s/ Steven R. Beckhardt
                              ____________________________
                                     Steven R. Beckhardt

                                 SCHEDULE 4.7
                                 ------------

          FROM THE DATE OF THE AGREEMENT UNTIL THE CLOSING:

          1. IRIS SHALL CONDUCT ITS ACTIVITIES ONLY IN THE NORMAL COURSE OF BUSINESS.

          2. THE STOCKHOLDERS SHALL REFRAIN FROM TRANSFERRING, SELLING OR ASSIGNING TO ANY PERSON, OR AGREEING IN ANY MANNER TO TRANSFER, SELL OR ASSIGN TO ANY PERSON, OR PLEDGE OR ENCUMBER, ANY IRIS COMMON STOCK (EXCEPT FOR THE COMPENSATORY TRANSFER BY RAY OZZIE REFERRED TO IN THE OFFICER'S CERTIFICATE TO BE DELIVERED TO LOTUS AT THE CLOSING).

          3. IRIS SHALL NOT DECLARE OR PAY, OR SET ASIDE ANY AMOUNTS FOR THE PAYMENT OF, ANY DIVIDEND OR OTHER DISTRIBUTION OF ANY ASSETS WITH RESPECT TO ITS CAPITAL STOCK OR REDEEM OR REPURCHASE ANY SHARES OF SUCH CAPITAL STOCK.

          4. IRIS SHALL NOT AUTHORIZE OR ISSUE ANY CAPITAL STOCK OR OTHER SECURITIES OR ANY OPTIONS, WARRANTS OR OTHER RIGHTS TO ACQUIRE ANY CAPITAL STOCK OR OTHER SECURITIES.

          5.  IRIS SHALL NOT INCUR ANY LONG-TERM INDEBTEDNESS.

          6. IRIS SHALL NOT INCUR ANY INDEBTEDNESS, MAKE ANY GUARANTEE OR ENTER INTO ANY FINANCING ARRANGEMENTS FOR THE BENEFIT OF ANY STOCKHOLDER OF IRIS.